Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION SUBMITS

NEW STERILIZATION SYSTEM TO FDA AND

ANNOUNCES DEVELOPMENTS ON SYSTEM 1 WARNING LETTER

•  New Liquid Chemical Sterilization System Submitted for 510(k) Clearance

•  Third Quarter Earnings Announcement Scheduled for January 27, 2009

Mentor, Ohio (January 20, 2009) - STERIS Corporation (NYSE: STE) today announced it has submitted to the U.S. Food and Drug Administration (FDA) a new liquid chemical sterilization system for 510(k) clearance. The new submission follows discussions with the FDA regarding issues raised in a May 2008 warning letter relating to the Company’s SYSTEM 1 Sterile Processing System. The new liquid chemical sterilization system submitted to the FDA addresses the changes referenced by the FDA in the warning letter and includes additional technology updates.

The Company is communicating to Customers that STERIS will continue supporting the existing SYSTEM 1 installed base by providing accessories, sterilant, service and parts, and replacement processor units for at least a two year period. In the U.S., STERIS will continue sales of SYSTEM 1 processors only as replacements for existing units. Customers can continue using SYSTEM 1 without any change. The FDA has reviewed and accepted these actions and is not requiring modification of clinical practices or notification to doctors or patients. Once the new liquid chemical sterilization system is cleared for market use by the FDA, the Company will work with Customers to transition them to the new product.

“Our highest priorities are patient safety, legal and regulatory compliance, and Customer satisfaction,” said Walter Rosebrough, president and chief executive officer of STERIS Corporation. “We are pleased that our discussions with the FDA have resulted in the submission of a new liquid chemical sterilization system and a path forward in resolving the warning letter related to SYSTEM 1. We look forward to working with the Agency to obtain clearance of our new system, and resolving any remaining regulatory issues.”

STERIS Corporation

News Announcement

For fiscal 2009, ending March 31, 2009, the Company anticipates that this development will not have a material impact on its consolidated financial results. Beginning in fiscal 2010, the Company anticipates that annualized revenues will be modestly impacted by approximately $10 million until the new product is cleared and commercialized.

Third Quarter Conference Call

The Company will issue fiscal 2009 third quarter earnings before the market opens on January 27, 2009, followed by a conference call at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS.”

About SYSTEM 1

SYSTEM 1 is a low temperature liquid sterilizer which allows healthcare providers to sterilize heat sensitive medical instruments, primarily flexible endoscopes. Revenues for SYSTEM 1, including the capital equipment, related consumables and accessories, are approximately 10% of total Company revenues.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contacts:

News Media: Stephen Norton at 440-392-7482

Investors: Julie Winter at 440-392-7245

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STERIS Corporation

News Announcement

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, cost reductions, business strategies, level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, including the new sterilization system referenced here, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation the previously disclosed FDA warning letter, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that financial impact or other outcomes may not be as anticipated, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release or the conference call referenced here, including the impact on the currently marketed sterilizer or the ability to obtain clearance or market acceptance of the new sterilization system, may adversely impact Company performance, results, or value, (g) the effect of the credit crisis on our ability, as well as the ability of our customers and suppliers, to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on May 30, 2008, under Item 1A, “Risk Factors,” and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and filed with the SEC on November 10, 2008, under “Legal Proceedings.”